ADDENDUM TO UNDERWRITING AGREEMENT
DATED MAY 16, 1995 BETWEEN ARIEL DISTRIBUTORS, LLC
(f/k/a ARIEL DISTRIBUTORS, INC.) AND ARIEL INVESTMENT TRUST

        For the services performed and the obligations assumed by Ariel Distributors, LLC (f/k/a Ariel Distributors, Inc.), in respect to Ariel Fund, Ariel Appreciation Fund, Ariel Focus Fund, Ariel Discovery Fund, Ariel International Equity Fund and Ariel Global Equity Fund (each a series of Ariel Investment Trust), Ariel Distributors LLC, shall be paid no more often than weekly a distribution service fee at the annual rate of 0.25% of the respective average daily net assets of the Investor Classes of each such series.  No distribution service fee shall be paid with respect to the Institutional Classes of each such series, although the Distributor agrees to perform the services and assume the obligations hereunder with respect to all Shares of the Trust.

Dated: November 15, 2011

ARIEL DISTRIBUTORS, LLC

By: /s/ Mellody Hobson

Title: Vice President

ARIEL INVESTMENT TRUST

By: /s/ Anita Zagrodnik

Title: Vice President, CCO